CPI Aerostructures, Inc. 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-11669, 333-42403, 333-130077, 333-164687 and 333-212837) and on Form S-3 (Registration No. 333-220090), of CPI Aerostructures, Inc. of our report dated March 22, 2018, on our audits of the financial statements of CPI Aerostructures, Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, and of our report dated March 22, 2018 which expresses an unqualified opinion on the effectiveness of internal control over financial reporting of CPI Aerostructures, Inc. as of December 31, 2017 included in the Form 10-K of CPI Aerostructures, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP

Jericho, New York

March 22, 2018